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                     April 9, 2021

       James E. Perry
       Chief Financial Officer
       CSW Industrials, Inc.
       5420 Lyndon B. Johnson Freeway, Suite 500
       Dallas, TX 75240

                                                        Re: CSW Industrials,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2020
                                                            Filed May 20, 2020
                                                            File No. 001-37454

       Dear Mr. Perry:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences